Exhibit (c)(9)

December 6, 2013 Presentation to the Transaction Committee Regarding Project WILDCATS Strictly Private & Confidential SANDLER O’NEILL + PARTNERS, L.P.

GENERAL INFORMATION AND LIMITATIONS This presentation, and the oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O'Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient.  Neither the printed presentation nor the oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O'Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O'Neill & Partners, L.P.  Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results.  Finally, the printed presentation is incomplete without the oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation.  The Firm also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O'Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York corporation.  Sandler O'Neill & Partners, L.P. is a registered broker-dealer and a member of the Financial Industry Regulatory Authority.  Sandler O'Neill Mortgage Finance L.P. is an indirect subsidiary of Sandler O'Neill & Partners Corp. This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure. SANDLER O’NEILL + PARTNERS

LION 2015 Pro Forma Trading Analysis Note: Assumes 2015E Distributable Earnings for Tiger of $1.16 Source: SNL Financial and research estimates Pro Forma Stand-Alone Hold Current Price Stand-Alone Multiple Multiple Expansion Price / Distributable Earnings 10.6x 10.5x 10.6x 11.0x 12.0x 13.0x 14.0x 15.0x 16.0x LION Share Price $23.23 $23.23 $23.38 $24.26 $26.47 $28.67 $30.88 $33.08 $35.29 TIGER Value per Share (0.500 Exchange Ratio) $11.62 $11.62 $11.69 $12.13 $13.23 $14.34 $15.44 $16.54 $17.65 LION 2015 Distributable Earnings / Unit $2.19 $2.21 $2.21 $2.21 $2.21 $2.21 $2.21 $2.21 $2.21 Premium to TIGER Current Share Price 23.7% 23.7% 24.5% 29.2% 40.9% 52.7% 64.4% 76.2% 87.9% LION 2015 Distributions / Unit $1.52 $1.62 $1.62 $1.62 $1.62 $1.62 $1.62 $1.62 $1.62 Implied Yield 6.5% 7.0% 6.9% 6.7% 6.1% 5.6% 5.2% 4.9% 4.6%